Exhibit 3.2

CERTIFICATE OF CORRECTION TO THE
CERTIFICATE OF DESIGNATION OF 5.625% NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES C
OF FIRST CITIZENS BANCSHARES, INC.

First Citizens BancShares, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation is First Citizens BancShares, Inc.

2.
That a Certificate of Designations (the “Certificate”) was filed with the Secretary of State of Delaware on January 3, 2022 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of Delaware.

3.	The inaccuracy or defect of said Certificate is:

Due to a scrivener’s error, Section 4(d) of the Certificate erroneously provided that the initial Series C Dividend Period would commence on and include the original issue date of the Series C Preferred Stock. However, the initial Series C Dividend Period should instead commence on December 15, 2022.

4.	The first sentence of Section 4(d) of the Certificate is corrected to read as follows:

(d) A “Series C Dividend Period” is the period from and including a Series C Dividend Payment Date to, but excluding, the next succeeding Series C Dividend Payment Date, except that the initial Series C Dividend Period will commence on and include December 15, 2022 and continue to, but exclude, March 15, 2022.

5.	All other provisions of the Certificate remain unchanged.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction to the Certificate of Designation this 25th day of January 2022.

First Citizens BancShares, Inc.

By:	/s/ Matthew G. T. Martin
Name: Matthew G. T. Martin
Title: Chief Counsel and Corporate Secretary